PARTNERSHIP AGREEMENT

      THIS PARTNERSHIP AGREEMENT is made and entered into as of the 30th day of August, 1985, by and between VULCAN POWER COMPANY, 631 South Witmer Street,
P. O. Box 17760, Los Angeles, California 90017, a Nevada corporation ("Vulcan"), and BN GEOTHERMAL, INC., P.0. Box 1492, El Paso, Texas 79978, a Delaware corporation ("BNG").

      In consideration of the mutual convenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                           FORMATION OF PARTNERSHIP
1.1    Formation.
       Pursuant to the Uniform Partnership Act of the State of Nevada, the parties hereto (the "Partners"), hereby associate themselves together to form a partnership (the "Partnership"). The parties shall immediately take such steps as are necessary to comply with all requirements for the formation and continuation of a partnership under said Act and to comply with the requirements of the assumed name or similar statutes in effect in the State of Nevada.

1.2    Partnership Name.
       The Partnership shall operate under the name of, and shall be known as, VULCAN/BN GEOTHERMAL POWER COMPANY. The parties shall take such steps as are necessary to terminate any prior use of this name and to secure for the

       Partnership the rights to this name free of any earlier purposes and any liabilities possibly associated therewith.

1.3    Purposes of Partnership.
       The fundamental purpose of the Partnership is the acquisition, construction, ownership and operation of a single geothermal-electric generating facility now under construction near Calipatria, California (the "Vulcan Facility"), and any activities incidental to such fundamental purpose, as well as to carry on all such other activities related thereto as are not forbidden by the laws of the State of Nevada.

1.4    Place of Business.
       The principal place of business and office of the Partnership shall be located at 7001 Gentry Road, Calipatria, California 92233, and may subsequently be moved to such other location as from time to time may be determined by the Management Committee (as defined hereinafter) of the Partnership and reflected in a duly filed amendment to the Partnership certificate. The Partnership may maintain such other offices at any other location or locations as the Management Committee may from time to time deem advisable.

                                  ARTICLE II
                          CAPITAL AND DEBT FINANCING

2.1   Capital of the Partnership.

      (a)  Initial Capital Contributions.
           The initial capital of the Partnership shall consist of the following described assets (the "Partnership Assets"), an undivided one-half (1/2) interest of which is to be contributed by each
           Partner:

           (1) The physical plant of the Vulcan Facility described in Exhibit A attached hereto and incorporated herein by reference; and

           (2) The eighteen (18) completed wells (including intangible drilling costs) associated with the Vulcan Facility described in Exhibit B attached hereto and incorporated herein by reference, along with rights of ingress and egress to said wells, subject to Vulcan's right to repurchase described in
                Section 9.1 hereof.

      (b) Payment of Initial Capital Contributions. Immediately following the execution of this Partnership Agreement, the Partners shall each contribute to the Partnership an undivided one-half (1/2) interest in the Partnership Assets and be credited the amount of capital shown on Exhibit C, attached hereto and made a part hereof.

           (c) Additional Capital Contributions and Withdrawals. Equal additional contributions to capital, whether needed to complete the Vulcan Facility, to cover costs of operation, or to otherwise accomplish the purposes of the Partnership, shall be made by the Partners when, and in the manner and amount, requested by Vulcan and approved by unanimous consent of the Management Committee. Failure to make such additional capital contributions shall cause an automatic adjustment in the distribution of profits and losses in accordance with Section 3.2 below. Withdrawals of capital shall be made only by unanimous decision of the Management Committee. Both additional capital contributions and withdrawals shall be made upon the following conditions:

           (1) The preparation of a revised schedule of capital contributions (similar in form to Exhibit C) showing the then aggregate capital contributions of both Partners, which revised schedule shall thereafter be attached hereto; and

           (2) The filing of a properly revised partnership certificate in the office of the clerk of the county where the principal place of business of the Partnership is then located, if such a revised partnership certificate is then required by law.

2.2   Partner's Capital.
      The Partner's capital for each Partner shall reflect its interest in the net book value of the assets and liabilities of the Partnership. The initial amount of each Partner's capital shall be the initial capital contribution made by that Partner. Each Partner's capital shall thereafter be increased by any additional capital contributions made by such Partner and decreased by any withdrawals of capital made by such Partner. Capital contributions or withdrawals made other than in cash shall be reflected at the value of the property involved as agreed upon by the Partners.

2.3   Interest in the Partnership Defined.
      A Partner's "interest in the Partnership", as that term is used throughout this Partnership Agreement, refers to its entire interest in and with respect to the Partnership including its interest in the capital and profits of the Partnership (unreduced by any amounts owed by such Partner to the Partnership, but such interest shall constitute security for the repayment of such debts). A Partner's interest in the Partnership shall not include any amounts owed to that Partner by the Partnership or to the Partnership by that Partner on written promissory notes nor shall such expression include a Partner's right to participate as a Partner in the management of the Partnership or any of its property. No Partner in its individual capacity shall have any ownership of the property of the Partnership.

2.4   Partnership Distributions.
      Distributions to Partners shall be made only to the extent that the Partners acting jointly may determine from time to time that such distributions are in the best interest of the Partnership; provided, however, that proceeds received by the Partnership as a result of the sale by the Partnership of its assets (or a portion thereof), whether pursuant to a purchase agreement granted by the Partnership to a Partner or otherwise, shall be first applied to retire the outstanding debts of the Partnership and any residual shall be immediately distributed to the Partners in equal proportion, unless the Partners shall agree otherwise. No Interest shall be paid to a Partner on its capital in the Partnership.

2.5   The Partnership's Anticipated Financial Needs.

      (a)  Financing of the Vulcan Facility.
           It is the specific intent of the Partners that financing for the acquisition and construction of the Vulcan Facility be obtained solely from capital contributions made by the Partners, such financing being presently estimated to be approximately Seventy-three Million Dollars ($73,000,000), U.S.

      (b)  Additional-Funds Required for the Partnership.
           It is the specific intent of the Partners to fund all other financial needs of the Partnership solely from operations and/or additional capital contributions made by the Partners. If at any time or times the

           Partnership should require additional funds for such other needs which it is unable to generate through its own operations and which, for any reason, the Partnership does not wish to raise through an increase in the Partnership capital pursuant to the provisions of Section 2.1(c) above, the Management Committee, by unanimous decision, may authorize such additional funds to be borrowed by the Partnership, upon such terms as the Management Committee may agree, using one or more of the following methods:

           (1)  From third parties based on the Partnership's own credit;

           (2)  From the Partners (in equal amounts);

           (3) From third parties, by means of corporate guarantees of the Partners, with the burden with respect to the amounts, form and terms of such loans to be borne substantially equally by the Partners, unless they otherwise agree.

                                  ARTICLE III
                              PROFITS AND LOSSES

3.1   Profit and Losses Defined.
      Throughout this Partnership Agreement, the term "profits and losses of the Partnership" shall mean the net profits or net losses of the Partnership, including realized capital gains and losses, as determined in the Partnership's books of account. The Partnership's books of account shall be kept using the accrual method of accounting, applying generally accepted accounting principles. Commencing with the calendar year 1986, the Partnership's fiscal year shall be the calendar year.

3.2   Division Between Partners.
      The profits and losses of the Partnership shall be credited or charged to the Partners in equal proportions. However, if a Partner fails to make any additional capital contribution required by Section 2.1(c) above, it is understood and agreed by the parties hereto that the division of profits and losses specified herein shall be automatically adjusted so as to allocate to each Partner a fraction of the profits and losses, the numerator of which shall be (a) one-half of the total of both Partners' capital accounts before any additional capital contributions plus (b) any additional capital contributions made by the individual Partner; and, the denominator of which shall be the total of both Partners' capital accounts after all additional capital contributions.

3.3   Consequences of Default in Capital Contributions.
      A partner which fails to make additional capital contributions required by Section 2.l(c) above shall be hereinafter referred to as a "defaulting Partner". While any Partner is in default:

      (a) No distributions shall be made to such defaulting Partner and any interest or other earnings on amounts withheld from such defaulting Partner shall accrue to the non-defaulting Partner; provided, however, that upon the unanimous consent of the Management Committee, any counts withheld from such defaulting Partner pursuant to this Section, together with any interest or other earnings on such withheld amounts, may be credited to the capital account of such defaulting partner;

      (b) the non-defaulting Partner may, at its option, consider the sums advanced by it (and not matched by the defaulting Partner) to be a loan to the Partnership; and

      (c) except as provided in this Section 3.3, and in Section 7.1 of this Partnership Agreement, such defaulting Partner shall continue to be a Partner subject to all of the terms and conditions of this Partnership Agreement.

   A defaulting Partner shall be liable to the Partnership and to the non-defaulting Partner for all losses, damages and expenses sustained or incurred by the Partnership and such non-defaulting Partner as a result of such default, including, without limitation, any additional tax liabilities and interest, and any allocation of Partnership losses resulting from such default.

3.4   Compensation of Partners.
      Each Partner shall receive reasonable compensation for any services (such as bookkeeping services or tax return preparation services) rendered by it to the Partnership, but only after provision for such compensation has been made in a written agreement between the Partners or between the Partner rendering such services and the Partnership. Any such compensation shall be deducted from Partnership income, as in the case of any other expense, in determining the profit or loss allocable among the Partners under the provisions of Section 3.2 above.

3.5   Reimbursement for Expenses.
      Each Partner shall be entitled to be reimbursed by the Partnership, as an expense of the Partnership, for its actual, reasonable and necessary expenses authorized by the Partners and incurred in behalf of the Partnership, upon filing an itemized account of such expenses in the records of the Partnership.

                                  ARTICLE IV
                                     TAXES

4.1   Responsibilities for Income Taxes; Preparation of Partnership Returns.

      AA soon as practicable following the end of each fiscal year of the Partnership, the Partnership shall cause the Operator (as hereinafter defined) to prepare and deliver to each Partner such federal, state and local income tax returns and such other accounting information, tax information and schedules as shall be necessary for the preparation by each Partner of its income tax returns for such fiscal year. The Operator shall submit copies of all returns to each Partner not less than forty-five (45) days prior to the date upon which such returns are required to be filed (including extensions of time obtained by the Operator) to permit review and approval of the returns prior to filing.

      The Operator shall file or cause to be filed, subject to Management Committee review and approval, such federal income tax returns as may be required in respect of the Partnership.

4.2   Allocation of Tax Benefits and Burdens.
      For income tax purposes, depreciation deductions shall be allocated to the Partners based upon the value of the capital contributions of the Partners stated as a percentage of total capital contributions. The Partners shall share the investment and energy tax credits in accordance with the applicable provisions of the Internal Revenue Code of 1954, as amended, and the Treasury Regulations promulgated thereunder.

4.3   Elections in U.S. Income Tax Returns.
      In preparing the federal U.S. Partnership income tax returns for the Partnership, the following elections shall be made:

      (a)  A calendar taxable year;

      (b)  The accrual method of accounting;

      (c) The depreciation method for each asset most beneficial to the Partners as determined by the Partners;

      (d) The full amount of credit under Internal Revenue Code Section 46(a) ; and

      (e) in respect of any election not specified, the method providing for the most immediate deduction shall be chosen.

4.4   Termination Within the Meaning of IRC Section 708.
      No sale or exchange of any Partnership interest, or any fraction thereof, may be made if the interest sought to be sold or exchanged, when added to the total of all other interests sold or exchanged within the period of 12 consecutive months prior thereto, would, in the opinion of tax counsel for the Partnership (as selected by either Partner), result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code of 1954, as amended, or any similar provision enacted in lieu thereof.

4.5   IRC Section 754 Election.
      The Operator or other party who is responsible for filing the Partnership's federal tax return shall, if the Partners so desire, make or attempt to revoke the election referred to in Section 754 of the Internal Revenue Code of 1954, as amended, or any similar provision enacted in lieu thereof. Each of the Partners shall, upon request, supply the information necessary to properly give effect to any such election.

4.6   State and Local Franchise and Income Tax Returns.
      The Operator, on behalf of and for the account of the Partnership and subject to review and approval of the Management Committee, shall file (or cause to have filed) all returns and make (or cause to be made) all payments for the Partnership of all state and local franchise or income taxes levied directly on the Partnership. All such tax payments made or caused to be made for or on behalf of the Partnership shall be made from Partnership funds.

      The Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be returned for such taxes, and shall pay (or cause to be paid) all such taxes assessed thereon before they become delinquent. The Operator shall bring any unreasonable tax assessment to the attention of the Management Committee and, so directed by the Management Committee, shall protest any unreasonable tax assessment within the time and manner prescribed by law, and prosecute the protest to a final determination, unless the Management Committee directs the Operator to abandon the protest prior to final determination. When any such protested valuation shall have been finally determined, the Operator shall pay (or cause to be paid) the assessment, together with interest and penalty accrued. All ad valorem tax payments shall be made from Partnership funds.

4.7   Access to Partnership Tax Returns, Etc.
      Any tax returns which may be filed or any information concerning or upon which payments for taxes may be made by a Partner respecting the Partnership pursuant to this Article IV shall be subject to audit by the other Partner and both

0147747.01



      Partners and any accountants or firms of accountants designated by such Partners shall at all reasonable times have access thereto.

4.8   Designation of Tax Matters Partner.
      Vulcan is designated the tax matters Partner as defined in Section 6231(a)(7) of the Internal Revenue Code of 1954, as amended.

                                   ARTICLE V
                                  MANAGEMENT

5.1   Partners' Rights and Responsibilities.
      The Partners shall have equal rights in the direction and conduct of the business and affairs of the Partnership. The Partners covenant with one another that no action will be taken on behalf of or in the name of the Partnership without the consent of both Partners, except as otherwise expressly permitted herein.

5.2   Powers of the Partners.
      The Partners acting jointly through their respective representatives on the Management Committee shall possess all of the powers and rights of Partners under the partnership law of the State of Nevada, including, without limiting the generality of the foregoing, the power, on behalf of the Partnership and in their discretion, to:

      (a) Sell, assign, convey, or otherwise transfer title to any portion of the real and personal property and other assets of the Partnership, including any interest in any mortgage, lease, or other interest in real or personal property owned by the Partnership;

      (b) Construct or cause the construction of such buildings and other improvements upon land owned or leased by the Partnership, and such additions and alterations to existing improvements, as they deem proper;

      (c) Lease to any party, including a Partner, upon such terms as they deem proper all or any portion of the real or personal property of the Partnership, whether or not the space or facility so leased is to be occupied by the lessee or, in turn, subleased in whole or in part to others;

      (d) Borrow money for the Partnership, and, as security therefor, mortgage all or any part of the Partnership's real and personal property and in conjunction therewith execute all necessary papers and documents, including, but not limited to, bonds, notes, mortgages, pledges, security agreements and confessions of judgment for and on behalf of the Partnership;

      (e) Open and close bank accounts, and name and change signatories authorized to make deposits and withdrawals in relation thereto;

      (f)  Obtain replacements of mortgages of the Partnership's property;

      (g) Prepay, in whole or in part, refinance, recast, increase, modify, consolidate, correlate or extend on such terms as they deem proper any mortgages affecting the real or personal property of the Partnership;

      (h) Place record title to the Partnership's real or personal property in the name or names of a nominee or nominees for the purpose of mortgage financing or any other convenience or benefit to the Partnership;

      (i) Employ from time to time persons, firms, financial advisors and corporations (including persons, firms and corporations which may be otherwise affiliated with a Partner), on such terms and for such compensation as they shall deem proper, to operate and manage the Partnership's property, including, without limitation, management agents, accountants and attorneys;

      (j) Set aside investment funds of the Partnership for payment of past, current and future liabilities of the Partnership including, but not limited to, liabilities of the Partnership to individual Partners; and

      (k) Execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing powers.

No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the Partners acting through the Management Committee to take any action or make any decision hereunder.

5.3   Delegation of Responsibility to Management Committee.
      Each Partner shall appoint two natural persons to represent that Partner on the Management Committee of the Partnership. The persons so appointed by each Partner shall be from time to time herein called the "Partner's Representatives" on the Management Committee and any one of such representatives shall be called "Partner's Representative". The name of each such representative shall be notified to the other Partner by the Partner appointing same and any such representative may be removed by the appointing Partner, such removal being likewise notified to the other Partner. The Partners hereby delegate responsibility for the conduct of the business and affairs of the Partnership to the Management Committee.

5.4   Power of a Partner's Representative.
      Each Partner will take such action as is internally required within that Partner to provide each of its Partner's Representatives on the Management Committee sufficient authorization to bind and legally act on behalf of that Partner so long as his appointment remains in effect. Persons or entities dealing with the Partnership may rely upon the signatures of one representative of each Partner as binding upon the Partnership.

5.5   Management of the Partnership Business.
      The Management Committee shall conduct the property, affairs and business of the Partnership and shall make all decisions pertaining to the kind of business to be transacted (including decisions which expand or otherwise change the purpose of the Partnership as stated in Section
      1.3 above), the establishment of budgets for the Partnership, and the establishment of Partnership policies, including, but not limited to, tax policies. In addition, the Management Committee may exercise on behalf of the Partners any of the powers of the Partners specified in Section 5.2 hereof. Unless otherwise specifically provided for herein, any decision of the Management Committee shall require the consent of all representatives on such Committee.

5.6   Rules of Procedure; Minutes; Secretary.
      The Management Committee may establish rules of procedure and policies pursuant to which it shall conduct its operations and proceedings. Such Committee may appoint a Secretary who shall be responsible for keeping the minutes of the proceedings and Committee decisions and for giving notice of the meetings of the Committee to each Partner's Representative in the manner provided herein. Such Secretary shall serve at the pleasure of the Partners, either one of which may cause his removal, effective upon the appointment and qualification of his successor, by the giving of written notice to the other Partner, in which event the Partners shall agree on such successor.

5.7   Management Committee Meetings.
      The Management Committee shall hold its meetings at such times, but at least quarterly, and places as it determines and shall have the Secretary specify by notice. Notice of each such meeting shall be communicated to each Partner's Representative by telephone or by mail, telegram or telex, addressed to him at his usual place of business at least fourteen (14) days if by mail or three (3) days if by telephone, telegram or telex before the day on which the meeting is to be held; and such notice shall specify the time, place and general purpose of the meeting. The meeting shall not take place if either Partner is unable to be sufficiently represented and if that Partner communicates same to the other Partner and specifies an alternative date. In lieu of a formal meeting, any action required or permitted to be taken by the Management Committee may be taken in the form of a written consent thereto which shall have been signed by at least one representative of each Partner and filed with the minutes of the meetings of the Management Committee meetings.

5.8   Banking.
      A11 funds of the Partnership which are to be deposited with any financial institution shall be deposited in the name of the Partnership in such account or accounts as shall be designated by the Management Committee and withdrawals therefrom shall be made upon instruments signed by persons authorized by the Management Committee to make withdrawals.

5.9   Accounting and Auditors.

      (a)  Books of Account.
           The Partnership shall cause the Operator to maintain accounting records to show a true and complete record of the business, assets and liabilities of the Partnership according to generally accepted accounting principles in such form as the Management Committee shall from time to time approve or direct and shall make such accounting records available for inspection to the Management Committee or to either Partner or any accountants or accounting firms designated by the Management Committee or by either Partner, at all reasonable times.

      (b)  Periodic Statements.
           The Partnership shall cause the Operator to prepare annual and quarterly financial statements (balance sheet and income statements and statements of changes in financial position), both in form and substance as dictated by generally accepted accounting principles, plus estimated monthly accounting data sufficient to allow monthly closings of Partnership accounting records. The annual financial statements shall be audited and certified by a national accounting firm selected by the Management Committee, and shall be submitted for review and approval by the Management Committee on an estimated basis not later than the end of February, and in final form not later than the end of March, in the year following the year to which they relate.

                                  ARTICLE VI
               CONSTRUCTION AND OPERATION OF THE VULCAN FACILITY

6.1   Construction and Operation of the Vulcan Facility.
      The Partners hereby agree that the Partnership shall designate Vulcan as the initial Operator to construct and operate the Vulcan Facility pursuant to a certain Construction, Operating and Accounting Agreement between the Partnership and Vulcan dated as of August 30, 1985. The initial and any successor Operator may be removed from such position by unanimous vote of the Management Committee. Upon removal of an Operator, a successor shall be designated by unanimous vote of the Management Committee.

                                  ARTICLE VII
                               PARTNERSHIP TERM

7.1   Term.
      The term of the Partnership shall commence upon the date of this Agreement and shall expire on August 30, 2015, unless extended to a certain later date by mutual agreement of the Partners (such term and any such extension thereof being hereinafter called "the Partnership Term") or unless terminated earlier by the occurrence of any one or more of the following events:

          (a) The acquisition pursuant to Article VIII hereof, by one Partner of the entire interest in the Partnership owned by the other Partner;

          (b) The mutual written agreement of the Partners to dissolve the Partnership; or

          (c) The election, by a solvent Partner, to dissolve the Partnership upon the other Partner becoming insolvent, which, for the purposes hereof, shall be evidenced either by:

         (1) The filing by the other Partner or any parent entity thereof (hereinafter collectively the "Partner") of a voluntary petition in bankruptcy or the entry of a decree or order by a court having jurisdiction in the premises adjudging the Partner a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Partner under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partner or of any substantial part of its property, or the ordering of the winding-up or liquidation of its affairs, said order or decree continuing unstayed and in effect for a period of sixty consecutive days; or

         (2) The failure of the other Partner to make an initial capital contribution pursuant to Section 2.1(a) hereof or such additional capital contributions as may from time to time be called for pursuant to Section 2.1(c) hereof within ten (10) business days of receipt of a notice from the solvent Partner that such contribution has not been made within ten (10) business days of when due.

In order to be effective, such election must be made within thirty (30) days after the default specified in this Section 7.1(c).

                                 ARTICLE VIII
                       TRANSFER OF PARTNERSHIP INTEREST

8.1   Restriction on Transfer.
      During the Partnership Term no Partner shall, directly or indirectly in any manner, sell, transfer, assign, encumber or otherwise dispose of its interest in the Partnership, or any interest in the assets of the Partnership, without the prior written consent of the other Partner, except as provided in this Article. Further, no Partner shall, except with the prior written consent of the other Partner or except as provided for in Section 7.1(c) above, cause the dissolution of the Partnership.

8.2   Permitted Transfers.

      (a)  Mutually Agreed Transfers.
           In the event that the Partners mutually agree that one Partner ("the Purchaser") is to acquire the entire interest in the Partnership owned by the other ("the Seller") then, unless otherwise agreed between the Seller and the Purchaser:

           (1) The Seller shall sell its interest to the Purchaser for cash at a mutually agreed upon price and under such terms as the Partners may agree upon; and

           (2) Following consummation of the sale of its interest in the Partnership, the Seller shall cease to have any further interest in the assets, rights (except that the validity of such other leases, service agreements, or other agreements to which Seller is also a party shall remain unimpaired thereby), or profits and losses of the Partnership and shall be indemnified by the Purchaser in respect of all liabilities and obligations of the Partnership as such exist as of said date of consummation of sale.

      (b)  Transfer to Related Entity.
           Each Partner shall have the right to transfer all (but not less than all) of its interest in the Partnership to a wholly-owned subsidiary thereof, to the corporate parent thereof, or to any other wholly-owned subsidiary of its corporate parent. In the event of such transfer, the Partner so transferring shall remain primarily liable for the performance by such transferee of transferor's Partnership obligations.

      (c)  Transfer to Third Parties.
           Each Partner shall have the right to transfer all (but not less than all) of its interest in the Partnership to a bona fide arms' length purchaser, if all of the following conditions are met:

           (1) The other Partner shall have been provided with a copy of the bona fide offer of purchase from a third party and shall have been given, by written notice, a first right of purchase of the transferor's interest on terms equal to those of the proposed transfer, which terms shall be specified in such notice, and the other Partner shall either have declined same or have failed to have entered into, within 90 days of said notice, a written agreement with the transferor Partner for the transfer of said interest on the terms specified in such bona fide offer of purchase;

           (2) The transferee is approved by the other Partner (which approval shall not be unreasonably withheld);

           (3) The transferee is acceptable to any entities which have lent money or extended other credit facilities to the Partnership; and

           (4) The transferee enters into a written agreement providing for said transfer which includes assumption by transferee of all of transferor's obligations in and to the Partnership, and which agreement has been approved by the other Partner (which approval shall not be unreasonably withheld).

      (d)  Transfers Subject to Section 4.4.
           Any transfer permitted pursuant to this Section 8.2 shall be subject to the restrictions contained in Section 4.4 hereof, which restrictions may require that the transfer of all (but not less than all) of a Partner's interest in the Partnership be completed in one or more transactions.

8.3   Effect of Transfer.
      A Partner which transfers its interest in the Partnership in accordance with any provisions of this Article shall thereupon cease to be a party to this Agreement and shall have no further obligations hereunder and its transferee shall, by the agreement required in Section 8.2 above, thereupon be substituted in its place.

                                  ARTICLE IX
                 TRANSFER OF ASSETS OF PARTNERSHIP

9.1   Transfer of Goethermal Wells.
      The Partners, on behalf of the Partnership and upon the unanimous consent of the Management Committee, hereby agree to transfer to Vulcan, upon its request, any or all unneeded wells identified as such by an independent geothermal reservoir expert selected by Vulcan and approved by the Management Committee (the "Unneeded Wells"). The purchase price for the Unneeded Wells shall be equal to the original book value of such wells on Vulcan's books, inflated from the Closing Date through the date of purchase hereunder at a rate equal to the base rate on corporate loans at large U.S. money center commercial banks published by The Wall Street Journal plus one-half percent (l/2%), determined monthly in arrears (the "Interest Rate"). Said purchase price shall be payable in sixty (60) equal monthly installments (or, at Vulcan's option, in a lesser number of equal monthly installments, but, in any event, with right of prepayment at any time without penalty), including interest calculated at the Interest Rate, commencing at the end of the month following the month of purchase hereunder.

                                   ARTICLE X
                 WINDING UP OF THE AFFAIRS OF THE PARTNERSHIP

10.1 Procedure Upon Ending of Partnership Term. Upon the expiration or termination of the Partnership Term, except pursuant to Section 7.1(c) above (which termination shall be governed by Section 10.2 below), the Partners, acting jointly through their respective representatives or, if one of the Partners is then in bankruptcy or receivership, the Partner who is not in bankruptcy or receivership, as the case may be, shall forthwith commence to wind up the affairs of the Partnership and the winding up shall be completed as promptly as possible. The proceeds from the liquidation of the assets of the Partnership (including the obligations of the Partners to the Partnership) shall be applied as promptly as is reasonably possible to the payment of the following in the order or priority in which they are listed:

      (a) Debts of the Partnership, other than to Partners;

      (b) Amounts owed to Partners, first on account of advances, and then on account of loans;

      (c) The capital contributions of the Partners reduced by any current net loss; and

      (d)  The share of each Partner in undivided net profits, if any.

      Any profit or loss on disposition of Partnership properties or otherwise in the process of liquidation shall be credited or charged to the Partners in the manner provided in Section 3.2 above. Property shall be distributed in kind in the dissolution only to the extent the Partners (or their legal representatives, if any) agree upon such distribution and on the then present fair market value of such property. Such a distribution of property shall be treated for Partnership accounting purposes as though each item of property had been sold for cash equal to its value and the cash proceeds distributed to the Partner receiving that item of property. The difference between the value of the property distributed in kind and its book value shall be treated the same as a profit or loss on the sale of such property and shall be credited or charged to the Partners in the manner provided in Section 3.2 above. If in the process of winding up the Partnership affairs, a Partner should have a net debit balance in its capital account, whether by reason of losses in liquidation or otherwise, said debit balance shall represent an obligation from such Partner to the Partnership, which obligation shall be paid in cash within 30 days.

      10.2 Procedure Upon Termination of Partnership Term by Solvent
      Partner.

      (a) In the event the Partnership is terminated pursuant to Section 7.1(c) above, then the solvent Partner shall have an option to purchase the Partnership interest of the insolvent Partner and shall pay as consideration therefor a price equal to the capital contributions(s) of the insolvent Partner plus:

           (1) Amounts owed to the insolvent Partner by the Partnership; plus

           (2) In the case of undivided net profits, the insolvent partner's share thereof; less

           (3) In the case of undivided net losses, the insolvent Partner's share thereof; and less

           (4) Amounts owed by the insolvent Partner to the Partnership.

           In order to be effective this option must be exercised by the solvent Partner within 30 days after the date on which an election has been made pursuant to Section 7.1(c) above.

      (b) In the event the solvent Partner shall elect not to purchase the Partnership interest of the insolvent Partner, then the assets of Partnership shall be liquidated in accordance with the provisions of Section 10.1.

                                  ARTICLE XI
                                 MISCELLANEOUS

11.1  Amendment.
      The parties hereto acknowledge that this Partnership Agreement contains the entire agreement between them with respect to the Partnership, that all prior documents, agreements and negotiations with respect to the Partnership are merged herein and superseded hereby, and any amendment to this Partnership Agreement shall be made in writing to and shall be executed by all of the then Partners.

11.2  Notices.
      Any notice or other instrument required or permitted to be given, made or sent under this Partnership Agreement shall be in writing, signed by the party giving or making the same, and shall be deemed duly given or made when personally delivered or on the fifth day after being mailed by prepaid registered or certified mail to the party entitled thereto at the addresses set forth on the first page hereof, or at such other addresses as the parties may specify by like notice.

11.3  Benefit.
      This Partnership Agreement shall be binding upon and operate for the benefit of the parties hereto and their respective successors and assigns.

11.4  Counterparts.
      This Partnership Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute but one and the same Partnership Agreement. Anyone may rely upon a copy certified by a notary public commissioned under the law of the states of either
      Texas, Nevada or California to be a true copy of this Partnership Agreement (and of the attachments hereto) to the same effect as if such copy were an original. One copy of this Partnership Agreement and each amendment and supplement thereto shall at all times be kept on file at the principal place of business of the Partnership.

11.5  Applicable Law.
      This Partnership Agreement and the rights and obligations of the parties hereunder shall be interpreted in accordance with the laws of the State of Nevada. The descriptive titles of articles, sections and paragraphs of this Partnership Agreement are for convenience only and any construction of this Partnership Agreement shall be made without reference to such titles. In the event that any provisions of this Partnership Agreement violate any rule of law, only such invalid provisions and not this entire Partnership Agreement shall be considered void and of no effect and all of the other provisions hereof shall remain in full force and effect.

11.6  Injunctive Relief and-Specific Performance.
      A Partner's interest in this Partnership cannot readily be purchased or sold in the open market, and for that reason, among others, the parties may be irreparably damaged in the event that this Partnership Agreement is not specifically enforced. Should any dispute arise concerning any possible disposition of such an interest in the Partnership, allegedly in violation of this Partnership Agreement, an injunction may be issued restraining such disposition pending the determination of such dispute. Likewise, any purchase and sale of any interest in the Partnership required by this Partnership Agreement, or any other transaction specified herein, shall be enforceable in a court having equity jurisdiction by an appropriate decree of specific performance.

11.7  Waiver of Terms.
      No waiver of any term or condition of this Partnership Agreement shall be effective unless made in a writing signed by the party against which enforcement of the waiver is sought. No such waiver shall be deemed to be a waiver of any subsequent breach of such term or condition, or of any breach of any other term or condition of this Partnership Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the day and year first above written.

ATTEST:                             VULCAN POWER COMPANY
                         (Seal)
 /s/ Joseph W. Aidlin               By: /s/ Andrew W. Hoch
- ----------------------------------     ------------------------------
Secretary                           Its: President
 Vulcan Power Company                   -----------------------------

ATTEST:                             BN GEOTHERMAL, INC.
                         (Seal)
 /s/ Michael D. Ferguson            By: /s/ Martin R. Engler, Jr.
- ----------------------------------     ------------------------------
Assistant Secretary                 Its: President
 BN Geothermal, Inc.                    -----------------------------

                                ACKNOWLEDGMENT
                                --------------

STATE OF CALIFORNIA    )
                       )ss.
COUNTY OF LOS ANGELES  )


           On this 30th day of August, 1985, A.D., Joseph W. Audlin personally appeared before me, a notary public in and for Los Angeles County, known or proved to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that he or she executed the same freely and voluntarily and for the uses and purposes therein mentioned.


                              /s/ April L. Taylor
                              ------------------------------
                              Notary Public in and for said
                              County and State

                              Commission Expires: August 2, 1988

                                   AGREEMENT
                                      AND
                   AMENDMENT NO. 1 TO PARTNERSHIP AGREEMENT

           This Agreement and Amendment No. 1 to Partnership Agreement is made and entered into as of the 15th day of December, 1988, by and between Vulcan Power Company, a Nevada corporation ("Vulcan"), and BN Geothermal Inc., a Delaware corporation ("BNG").

           WHEREAS, Vulcan and BNG entered into the Partnership Agreement dated as of August 30, 1985 (the "Partnership Agreement"), for the primary purpose of acquiring, constructing, owning and operating a single geothermal-electric generating facility;

           WHEREAS, Burlington Resources Inc. ("BRI"), the owner of record of all the issued and outstanding shares of capital stock of BNG (the "BNG Shares"), has entered into an agreement with Mission Energy Company ("Mission") dated as of June 16, 1988 (the "Stock Purchase Agreement") providing for the sale by BNI and the purchase by Mission of the BNG Shares;

           WHEREAS, Mission has conditioned its obligations under the Stock Purchase Agreement upon the execution of this Agreement;

           WHEREAS, BNG has agreed to amend, and seek Vulcan's agreement to amend, the Partnership Agreement as herein provided to facilitate the sale of the BNG Shares to Mission; and

           WHEREAS, Vulcan has agreed to so amend the Partnership Agreement;

           NOW THEREFORE, consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, Vulcan and BNG agree as follows:

           1. Default in Capital Contributions. Section 2.1(c) and Section 3.2 of the Partnership Agreement each shall be amended to delete the second sentence thereof. Section 3.3 of the Partnership Agreement shall be amended in its entirety to read as follows:

      "3.3 Default in Capital Contributions

           In the event that a partner does not make a timely additional capital contribution as required by Section 2.1(c) above ("Defaulting Partner"), the other general partner ("Non-Defaulting Partner"), at its option, may pay to the Partnership an amount (the "Non-Defaulting Partner Payment"), up to or equal to the unfunded amount, which payment shall be deemed to be a capital contribution from the Defaulting Partner to the Partnership. Notwithstanding any other provision of this Partnership Agreement, in the event that a Non-Defaulting Partner makes a Non-Defaulting Partner Payment, the Partnership shall not make any distribution to the Defaulting Partner, but shall pay all distributions (the "Defaulting Partner Distributions") which would otherwise have been paid to the Defaulting Partner to the Non-Defaulting Partner until (i) the amount of all Defaulting Partner Distributions paid to the Non-Defaulting Partner equals the amount of the Non-Defaulting Partner Payment plus an amount equal to the maximum lawful rate of interest on the unreimbursed balance thereof (the "Additional Amount") or (ii) the Non-Defaulting Partner notifies the Partnership that it has received a payment from the Defaulting Partner equal to the amount of the Non-Defaulting Partner Payment plus the Additional Amount, less the amount of any previous distributions to the Non- Defaulting Partner with respect to such default. During any period in which Defaulting Partner Distributions are being paid to the Non-Defaulting Partner, at the Non-Defaulting Partner's option, the Defaulting Partner's members on the Management Committee shall not have any voting rights and the vote of the Non-Defaulting Partner shall be sufficient with regard to any matter voted on by the Management Committee. The Defaulting Partner shall be liable to the Partnership and to the Non-Defaulting Partner for all losses, damages and expenses sustained or incurred by the Partnership and such Non-Defaulting Partner as a result of the Defaulting Partner's failure to fund its required contribution and such default, including, without limitation, any additional tax liabilities and interest or penalties thereon."

In addition, Section 7.1(c)(2) and Section 10.2 of the Partnership Agreement shall be amended to substitute (i) the phrase "Non-Defaulting Partner" for the phrase "solvent partner" or "solvent Partner" and (ii) the phrases "Defaulting Partner['s]" for the phrases "insolvent Partner['s]".

           2. Capital Accounts. Section 2.2 of the Partnership Agreement shall be amended in its entirety to read as follows:

      "2.2 Partners' Capital Accounts

           (1) The Partners' capital accounts have been adjusted to reflect the fair market value of the Partnership property in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(r). Partners' capital accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The capital account of each Partner shall be credited with (i) the dollar amount of any capital contributions made by such Partner, (ii) the fair market value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Internal Revenue Code Section 752), (iii) the amount of any income, gain, profit, or tax exempt income allocated to such Partner pursuant to
      Section 4.2 below, and (iv) the Partner's share of any basis increases required by Internal Revenue Code Sections 48(q) and 1016(a)(22). The capital account for each Partner shall be decreased by (i) the amount of any loss or other deduction allocated to such Partner pursuant to
      Section 4.2 below, (ii) the amount of money and the fair market value of all property distributed to such Partner (net of liabilities assumed by such Partner or to which the property is subject), (iii) any Internal Revenue Code Section 705(a)(2)(B) expenditures and Section 709 nondeductible and nonamortizable items allocated to such Partner, and
      (iv) the Partner's share of any basis decreases required by Internal Revenue Code Sections 48(q) and 1016(a)(22).

                At the discretion of the Management Committee, the Partners' capital accounts will be adjusted to reflect a revaluation of Partnership property (including intangible assets such as goodwill) on the Partnership's books in accordance with Treasury Regulation Section 1.704(b)(2)(iv)(f) upon (i) the contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership or (ii) in connection with the liquidation (including a constructive liquidation) of the Partnership or a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership."

           3. Distributions. Section 2.4 of the Partnership Agreement shall be amended in its entirety to read as follows:

           "Distributions to Partners shall be made quarterly on the 45th day of each calendar quarter in such amounts as the Partners acting jointly may determine to be in the best interest of the Partnership; provided, however, that the net cash proceeds received by the Partnership as a result of the sale by the Partnership of its assets (or a portion thereof), whether pursuant to a purchase agreement granted by the Partnership to a Partner or otherwise, shall be first applied to retire the outstanding debts of the Partnership and any residual amount (after provision considered appropriate by the Partners for taxes, replacements and other expenses of the partnership related to such sale) shall be immediately distributed to the Partners in equal proportion, unless the Partners shall agree otherwise. Except as provided in Section 3.3, no interest shall be paid to a Partner on its capital in the Partnership."

           4. Tax Allocations. Section 4.2 of the Partnership Agreement shall be amended in its entirety to read as follows:

           "Each item of income, gain, loss or deduction shall be allocated to each Partner in accordance with Internal Revenue Code Section 704(b) and the regulations promulgated thereunder, as follows:

               (a) All amounts received by the Partnership constituting gross income shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

               (b) Exploration cost, intangible drilling cost ("IDC"), and operating and maintenance costs shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

               (c) With respect to depreciable assets purchased by the Partnership, depreciation shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

               (d) Amortization of intangible assets shall be allocated to each Partner as follows:

               (1) With respect to intangible assets which were contributed by a Partner at the formation of the Partnership, any amortization will be allocated entirely to such Partner; and

               (2) With respect to all other intangible assets, amortization will be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

                (e) Loss upon the sale, exchange, distribution, abandonment or other disposition of property shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in section 3.2;

                (f) Gain upon the sale, exchange, distribution, or other disposition of property shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

                (g) Costs or expenses of any other kind shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

                (h) All deductions and credits attributable to property eligible for the regular investment tax credit or the energy tax credit percentage shall be allocated to the Partners in proportion to their respective interests in profits and losses of the Partnership as provided in Section 3.2;

                (i) Any recapture of depreciation, IDC, and any other item of deduction or credit shall, to the extent possible, be allocated among the Partners in accordance with their sharing of the depreciation, IDC or other item of deduction or credit which is recaptured; and

                (j) Income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner shall be shared among the Partners, pursuant to Treasurer Regulations promulgated under
           Section 704(c) of the Code, so as to take account of the variation, if any, between the basis of the property to the Partnership and its fair market value at the time of the contribution."

           5. Transfers of Partnership Interest. Section 8.2 of the partnership Agreement shall be amended by changing the designation of paragraph (d) of such Section to paragraph (f) and adding the following paragraphs (d) and (3) after paragraphs (c) of such Section:

           "(d) Transfer of Partial Interest to Third Party; Of Limitations.

                (i) Notwithstanding anything in this Agreement to the contrary, if the Federal Energy Regulatory Commission proposes to decertify the Vulcan Facility as a Qualifying Small Power Production Facility (a "Qualifying Facility") under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, each as amended, and the regulations promulgated thereunder, based on the grounds that, as a result of an amendment or modification to the ownership criteria of 18 C.F.R. Section 292.206 (the "Ownership Criteria") or the interpretation thereof, which become effective subsequent to the certification of the Vulcan Facility as a Qualifying Facility, the Ownership Criteria are not satisfied because of a Partner's interest in the Vulcan Facility, then such Partner (the "Noncomplying Partner") shall have the right (a) to convert the Partnership to a Nevada limited partnership, with the consent of the other Partner (the "Complying Partner"), which consent shall not be unreasonably withheld, and (b) to convert to limited partner interests in the Partnership ("Limited Interests") the portion of its general partner interest in the Partnership necessary to satisfy the Ownership Criteria (the "Necessary Interest") and to transfer to a single third party such Limited Interests. In the event the Noncomnlying Partner does not elect to convert the Partnership to a Nevada limited partnership or the Complying Partner does not consent to such election, the Noncomplying Partner shall have the right to transfer to a single third party the Necessary Interest, provided that all of the Following conditions are satisfied:

                (a) The Complying Partner shall have been provided with a copy of the bona fide offer of purchase from any third party and shall have been given, by written notice, a first right of purchase of the Necessary Interest on terms equal to those of the proposed transfer, which terms shall be specified in such notice, and the Complying Partner shall have (1) declined to exercise such right of first purchase, (2) failed to notify the Noncomplying Partner within 5 days of such notice of its decision to exercise such right or (3) failed to complete a purchase of the Necessary Interest within 15 days of such notice;

                (b) The transferee of the Necessary Interest enters into a written agreement providing for said transfer which includes assumption by such transferee of the Noncomplying Partner's obligations, in proportion to the interest being transferred to such transferee, in and to the Partnership; and

                (c) Section 5.7 of this Agreement shall be amended to provide for decisions of the Management Committee to be made by approval of the representatives of partners holding 65% of the interests of the Partnership.

                (ii) Notwithstanding anything in this Agreement to the contrary, if a Partner fails to make a timely capital contribution as required by Section 2.1(c), then the other Partner shall have the right, but not the obligation, in addition to its option pursuant to Section 3.3, (a) to convert the Partnership to a Nevada limited partnership and (b) to convert any portion of its general partner interest in the Partnership to Limited Interests and to transfer such Limited Interests to one or more third parties.

           "(e) Restrictions on Encumbrances of Partnership Interests.
                Notwithstanding the foregoing," in no event may any Partner assign, convey, mortgage, pledge, sell, transfer or otherwise dispose of all or any part of its interest in the Partnership under this Agreement to, or merge with, sell assets to, sell stock to, consolidate with or combine with, any person whose ownership of an interest in the Partnership or under this Agreement would cause the Vulcan Facility not to be a qualifying facility within the meaning of 18 C.F.R. Section 292.203."
Line 1 of Section 8.3 of the Partnership Agreement shall be amended to insert the words "all of" after the word "transfers".

Article VIII of the Partnership Agreement shall be further amended by adding a new Section 8.4 and Section 8.5 at the end thereof to read in its entirety as follows:

      "8.4 Change in Control. Except as otherwise permitted pursuant to
      Section 8.2, no Partner may, without the consent of the other Partner,
      (a) sell transfer, pledge, encumber, assign or otherwise hypothecate its interest in the Partnership if such act would result in a change of control of the Partnership, or (b) permit a change in control of such Partner (other than in the course of a reorganization, merger, consolidation or public offering involving (i) creation of a holding company, or (ii) corporate spin-offs or split-offs). For purposes of this subsection only, control shall mean ownership, direct or indirect, of more than fifty percent (50%) of the outstanding voting securities of a Partner by an entity which itself is not owned, directly or indirectly, more than fifty percent (50%) by any other entity.

      "8.5 Obligation to Restore Deficit Capital Account

           Any transfer permitted under this Agreement of a Partner's interest in the Partnership shall be subject to the provisions of Section 10.1."

           6. Right of First Refusal to Purchase Electricity. The title of
Article IX shall be amended by adding the words "AND RIGHT OF FIRST REFUSAL TO PURCHASE" after the words "TRANSFER OF". A new Section 9.2 shall be added which shall read in its entirety as follows:

      "9.2 Right of First Refusal to Purchase Electricity. In the event that the Vulcan Facility produces electrical energy in excess of that which can be sold to Southern California Edison Company ("SCE") (such excess, the "Excess Electricity"), then Magma Power Company ("Magma") shall have the right of first refusal to purchase the Excess Electricity or any portion thereof on substantially similar price, terms and conditions that the Partnership may sell to any third party in an arms length transaction, f.o.b. the Partnership's generating facility. The Partnership shall give Magma written notice of the price, terms and conditions of the proposed sale of Excess Electricity. If Magma fails to exercise its right of first refusal to purchase the Excess Electricity within 15 days of the receipt of such written notice, said right of first refusal shall expire. Any such sale of the Excess Electricity to Magma pursuant to this Section 9.2 is expressly conditioned on the prior written consent of SCE as required by the Partnership's power purchase contract with SCE. Notwithstanding anything in this Section 9.2 to the contrary, Magma shall not be given the right of first refusal to purchase the Excess Electricity or any portion thereof and shall not be entitled to purchase the Excess Electricity or any portion thereof if such right or such purchase would contravene any law or agreement by which the Partnership or its assets are bound, cause the Vulcan Facility to lose its status as a Qualifying Small Power Production Facility under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, each as amended, and the regulations promulgated thereunder, cause the Partnership or the Vulcan Facility to be regulated as a utility under state or federal law, violate or conflict or interfere with any rights of third parties, or impair any assets of the Partnership."

           7.   Procedure Upon Ending of Partnership Term.
Section 10.1 is amended to delete the last paragraph of such Section and add the following in its place:

      "Any profit or loss on disposition of Partnership Properties or otherwise in the process of liquidation shall be credited or charged to a Partner as follows:

      (i) First, to each of the Partners to the extent of and in proportion to the deficit balance, if any, in their capital accounts;

      (ii) Second, to each of the Partners in proportion to and to the extent of the minimum amount required to equalize the capital accounts of the Partners in proportion to their interests in the Partnership as provided in Section 3.2; and

      (iii)  Third, to the Partners in the manner provided in Section 3.2.

      Property shall be distributed in kind in the dissolution only to the extent the Partners (or their legal representatives, if any) agree upon such distribution and on the then present fair market value of such properties. Such distribution of property shall be treated for Partnership accounting purposes as though each item of property has been sold for cash equal to its value and the cash proceeds distributed to the Partner receiving that item of property. The difference between the value of property distributed in kind and its book value shall be treated the same as a profit or loss on the sale of such properties and shall be credited or charged to the Partners in the manner provided above. If a Partner has a deficit balance in its capital account at the time of the liquidation of the Partnership or the liquidation of its interest in the Partnership (after crediting allocations of gross income and debiting allocations of loss and deduction to its capital account) such Partner must pay to the Partnership the amount of the deficit balance. This amount, upon the liquidation of the Partnership, will be paid to the creditors of the partnership or distributed to the other Partner in accordance with its positive capital account balances in accordance with Section 1.704-1(b)(2)(ii)(b)(3) of the Treasury Regulations. The payment must be made in readily available funds no later than the end of the taxable year of the liquidation of a Partner's interest in the Partnership (or, if later, within 30 days after the date of the liquidation). The Partners intend that the provisions set forth in this paragraph will constitute an unconditional obligation to restore deficit capital accounts as described in Section 1.704-1(b)(2)(ii)(b)(3) of the Treasury Regulations. The regulations will control in the case of any conflict between those regulations and this Section 10.1."

           8. Technical Amendments. All references in the Partnership Agreement to the "Internal Revenue Code of 1954, as amended" shall be amended to read the "Internal Revenue Code of 1986, as amended."

           9.   Miscellaneous.

           (a) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one agreement.

           (b) All headings appearing in this Agreement are for convenience of reference only and shall be disregarded in construing this Agreement.

           (c) If any provision hereof is determined to be illegal or unenforceable for any reason, the remaining provisions hereof shall not be affected thereby.

           (d) Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement.

           (e) This Agreement is for the benefit of the respective parties and of Mission.

           (f) This Agreement shall be effective as of the Closing under the Stock Purchase Agreement.

           IN WITNESS WHEREOF, Vulcan and BNG have executed this Agreement as of the day and year first above written.



                              VULCAN POWER COMPANY


                              By /s/ John R. Peele
                                --------------------------------
                              Its    Vice President
                                 -------------------------------

ATTEST: /s/ Wallace D. Dieckman
       ----------------------
       Assistant Secretary

                              BN GEOTHERMAL INC.


                              By /s/ L. Edward Parker
                                --------------------------------
                              Its    President
                                 -------------------------------

ATTEST: /s/ Wallace D. Dieckman
       ----------------------
       Attorney